Exhibit 99.4

Magma Design Automation, Inc.

OFFER TO EXCHANGE

6.0% CONVERTIBLE SENIOR NOTES DUE 2014

FOR UP TO $49,939,000 OF OUR

2.0% CONVERTIBLE SENIOR NOTES DUE MAY 15, 2010

THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 4, 2009, UNLESS EXTENDED (THE “EXPIRATION DATE”). WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER WILL EXPIRE AT THAT TIME, UNLESS THE EXPIRATION DATE IS EXTENDED.

August 24, 2009

To Our Clients:

Enclosed for your consideration is the preliminary prospectus included in the registration statement filed by Magma Design Automation, Inc. (the “Issuer”) on August 24, 2009, and any amendments or supplements thereto (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Exchange Offer”) by the Issuer to exchange up to $49,939,000 aggregate principal amount of its newly issued 6.0% Convertible Senior Notes due 2014 (the “Exchange Notes”), which will be registered under the Securities Act of 1933, as amended, for its outstanding 2.0% Convertible Senior Notes due May 15, 2010 (the “Existing Notes”), pursuant to the terms and conditions described in the Prospectus. Except as set forth in the Prospectus under the caption “Prospectus Summary—Comparison of Exchange Notes and Existing Notes,” the terms of the Exchange Notes are identical in all material respects to the terms of the Existing Notes.

This material is being forwarded to you as the beneficial owner of the Existing Notes held by us in your account but not registered in your name. A tender of such Existing Notes may be made only by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Existing Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Existing Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at midnight, New York City time, on the Expiration Date. Any Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before midnight, New York City time, on the Expiration Date.

Your attention is directed to the following:

1. The Exchange Offer is being made for any and all Existing Notes. The Issuer will accept for exchange up to $49,939,000 aggregate principal amount of Existing Notes that are properly tendered in the Exchange Offer prior to midnight, New York City time, on the Expiration Date.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions for Completion of the Exchange Offer.”

3. Holders will not be obligated to pay any transfer taxes in connection with a tender of their Existing Notes for exchange unless a holder instructs the Issuer to register Exchange Notes in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

4. The Exchange Offer expires at midnight, New York City time, on September 4, 2009, unless extended by the Issuer.

If you wish to have us tender your Existing Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Existing Notes.

None of the Existing Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided on the instruction form, your signature hereon shall constitute an instruction to us to tender all of the Existing Notes held by us for your account.

The Exchange Offer is not being made to (nor will tenders of Existing Notes be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, the Issuer, in its sole discretion, may take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction, and may extend the Exchange Offer to holders of Existing Notes in such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer made by Magma Design Automation, Inc. with respect to the Existing Notes.

These instructions will instruct you to tender the Existing Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

Please tender the following amount of Existing Notes held by you for my account	$

☐ Please do not tender any Existing Notes held by you for my account*

Signatures

Please print name here

Dated: , 2009

Address

Area Code/Telephone Number

Tax Identification Number

Signatures

*	Unless otherwise indicated, it will be assumed that all of the aggregate principal amount of Existing Notes held by us for your account is to be tendered.

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